Tompkins Financial Corporation S-3

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2012, with respect to the consolidated financial statements of VIST Financial Corp. as of and for the year ended December 31, 2011 included in the Joint Proxy Statement/Prospectus on Form S-4 of Tompkins Financial Corporation, which is incorporated by reference in this Registration Statement.   We consent to the incorporation by reference in this Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
September 5, 2012